Exhibit 33.4

Management’s Assessment of Compliance with Regulation AB Servicing Criteria

The Board of Directors

Nelnet, Inc.:

Management of Nelnet Servicing, LLC, a subsidiary of Nelnet, Inc. (the Company) is responsible for assessing compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB of the Securities and Exchange Commission (Regulation AB) for SLM Student Loan Trust 2010-2 (the Platform), as of December 31, 2014, and for the period from January 1, 2014 through December 31, 2014. Appendix A identifies the individual asset-backed transaction and security defined by management as constituting the Platform.

The Company’s management has assessed the Company’s compliance with the applicable servicing criteria as of December 31, 2014 and for the period from January 1, 2014 through December 31, 2014. In making this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB.

Based on such assessment, management believes that, as of and for the year ended December 31, 2014, the Company has complied in all material respects with the servicing criteria set forth in item 1122(d) of Regulation AB of the Securities and Exchange Commission, except for servicing criteria 1122(d)(1)(ii), 1122(d)(1)(iii), 1122(d)(2)(ii), 1122(d)(2)(iii), 1122(d)(2)(iv), 1122(d)(2)(v), 1122(d)(2)(vi), 1122(d)(2)(vii), 1122(d)(3)(i), 1122(d)(3)(ii), 1122(d)(3)(iii), 1122(d)(3)(iv), 1122(d)(4)(iii), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii), and 1122(d)(4)(xv), which the Company has determined are not applicable to the activities the Company performs with respect to the Platform.

With respect to servicing criteria 1122(d)(2)(i), management has engaged a vendor to perform the activities required by this servicing criteria. The Company’s management has determined that this vendor is not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Company’s management has elected to take responsibility for assessing compliance with servicing criteria applicable to this vendor as permitted by the SEC’s Compliance and Disclosure Interpretation (“C&DI”) 200.06, Vendors Engaged by Servicers (C&DI 200.06) (formerly SEC Manual Telephone Interpretation 17.06). Management has policies and procedures in place designed to provide reasonable assurance that the vendor’s activities comply in all material respects with the servicing criteria applicable to this vendor. The Company’s management solely responsible for determining that it meets the SEC requirements to apply C&DI 200.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Company’s eligibility to apply C&DI 200.06.

KPMG LLP, a registered public accounting firm, has issued an attestation report with respect to management’s assessment of compliance with the applicable servicing criteria as of December 31, 2014 and for the period from January 1, 2014 through December 31, 2014.

March 2, 2015

Nelnet, Inc.

/s/ James D. Kruger
James D. Kruger
CFO

/s/ Joseph E. Popevis
Joseph E. Popevis

President, Nelnet Diversified Solutions